FOR IMMEDIATE RELEASE

     Lightbridge Provides Update on Nuclear Fuel Commercialization Plan,
Business Update and Selected Financial Results for the Third Quarter of 2015

Major nuclear operators expand support for Lightbridge fuel to include expert technical advice in the area of NRC regulatory licensing activities

MCLEAN, Va., Nov. 4, 2015 -- Lightbridge Corporation (NASDAQ:LTBR) today issued an update on its commercialization strategy and provided a business update for the three and nine months ended September 30, 2015 and certain preliminary unaudited financial results for the third quarter 2015.

Lightbridge is also announcing a non-cash restatement to reclassify its outstanding warrants as derivative liabilities. As previously disclosed, management voluntarily sought guidance from the staff of the Office of the Chief Accountant of the Securities and Exchange Commission regarding the classification of the Company’s warrants. Based on such guidance, management has determined that the Company’s outstanding warrants should have been initially classified as derivative liabilities instead of as a component of stockholders’ equity, with changes to the fair market value of the issuance of the warrants in subsequent periods reported in the Company’s statement of operations.

Accordingly, the Company will restate its historical financial results for the years ended December 31, 2014 and 2013 and the quarters therein, and the quarterly periods in 2015 that ended March 31 and June 30. The Company anticipates that it will file restated financial statements covering these periods on or about November 30, 2015. The restatement will be a non-cash item on the Company’s financial statements and will not affect the Company’s cash position, the extent of any potential dilution to the Company’s stockholders or any future cash flows of the Company except in the case of a change of control of the Company and even then in only certain circumstances.

Linda Zwobota, Chief Financial Officer of Lightbridge Corporation, commented, “We carefully analyzed our filings based on the latest SEC interpretations, and believe this restatement reflects our commitment to best practices and transparency. Importantly, this restatement does not impact our cash position, financing agreements or progress on our development plans.”

Recent Highlights:

  Lightbridge and Institute for Energy Technology (IFE) entered into a binding services agreement for irradiation testing of Lightbridge’s nuclear fuel samples in IFE’s Halden research reactor in Norway

  IFE awarded an export license by the Norwegian Ministry of Foreign Affairs for irradiation testing and discharge of Lightbridge-designed metallic fuel

  IFE’s Safety Committee approved Lightbridge’s planned loop irradiation experiment in the Halden research reactor

  Lightbridge and Canadian Nuclear Laboratories (CNL) entered into a comprehensive nuclear services agreement for fabrication of Lightbridge’s patented next generation metallic nuclear fuel test samples at CNL facilities at Chalk River, Ontario, Canada

  Initial task and purchase orders issued under agreements with CNL and IFE

  Four of the largest U.S. nuclear power plant operators continue to advise Lightbridge on its nuclear fuel program, and recently expanded their support to include expert technical advice in the area of U.S. Nuclear Regulatory Commission (NRC) regulatory licensing activities

  Lightbridge is currently engaged in discussions with leading global nuclear fuel manufacturers

  Additional Korean and Australian patents issued

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We are advancing rapidly toward commercialization of our metallic fuel and, in many respects, are ahead of schedule. The recent binding services agreement with IFE for irradiation testing of our fuel, coupled with our comprehensive nuclear services agreement with CNL round out the remaining contractual requirements to commence irradiation under prototypic commercial reactor operating conditions. We plan to begin fuel fabrication and characterization of prototype fuel rods using depleted uranium in mid-2016, followed by fabrication of irradiation fuel samples using enriched uranium before the end of next year.”

“As previously announced, four of the leading U.S. nuclear operators asked the NRC to prepare to review Lightbridge’s fuel design. This milestone was completed almost a year ahead of our original goal. These four utilities continue to advise Lightbridge on its nuclear fuel program, and more recently, expanded their support to include expert technical advice in the area of NRC regulatory licensing activities. The level of their cooperation with Lightbridge is further validation of the demand for our fuel from potential customers. Given this strong support, we are now in discussions with major global nuclear fuel manufacturers. Our original goal was to have a commercial arrangement in place with one of these companies in 2017 or 2018, but current progress may lead to such an arrangement ahead of schedule.”

“We believe we are on the cusp of our fuel technology gaining an important place in the nuclear industry, given the significant economic benefits of our fuel for reactor operators, further bolstered by the U.S. Clean Energy Plan, which allows credit for new nuclear power plants and power uprates or increased efficiencies at existing nuclear power plants. In addition to the financial benefits, our fuel provides significant safety advantages, as evidenced by a 1,000°C reduction in average fuel operating temperature, compared to conventional uranium dioxide pellet fuel. Not only does our fuel operate at lower temperature, but in a design basis accident it does not run the risk of hydrogen gas buildup. Assuming just modest penetration in the U.S. market, we have the potential to generate hundreds of millions of dollars annually in high margin royalty fees upon successful commercialization. We will also introduce our fuel technology to the large and growing global market.”

Further commenting on the potential impact of the U.S. Clean Energy Plan, Mr. Grae stated, “The United States Clean Power Plan gives credit for increased power generated by existing and new reactors. Other countries are also preparing plans that may include similar provisions. These rules make sense because nuclear reactors do not emit carbon dioxide. Lightbridge designed its metallic fuel to have the specific benefit of increasing the power output of reactors, exactly meeting the aforementioned goal of the Clean Power Plan. Lightbridge metallic fuel accomplishes the power uprate by increasing the power generated by the reactor every day the plant operates, as well as by lengthening the fuel cycle, so the reactor is shut down for refueling fewer days per year.”

“In advance of our commercial roll-out, we continue to carefully manage our expenses, while maintaining no long-term debt. Over the next 12 to 15 months, we expect to incur approximately $3.0 million in research and development expenses related to the development of our proprietary nuclear fuel designs. We believe that our cash on hand, combined with funding commitments and other strategic options we are pursuing, will provide us sufficient liquidity to execute our growth strategy. Our strategy is to minimize costs and dilution through alliances with fuel vendors, fuel manufacturers and other strategic partners.”

Financial Results

For the quarter ended September 30, 2015, Lightbridge generated preliminary unaudited revenue of $234,000 compared to revenue of $275,000 for the same period last year. All revenue was generated from consulting services. For the nine months ended September 30, 2015, the Company’s cash flows used in operating activities were $2.5 million versus $3.4 million used in operating activities for the same period of 2014, a decline of approximately 26%, due primarily to reduced overhead expenses in 2015.

On September 4, 2015, we entered into an equity purchase agreement with Aspire Capital Fund, LLC, which commits Aspire Capital to purchase up to an aggregate of $10.0 million of our common stock at our election over a two-year term, subject to certain terms and conditions. The Company has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission to register the resale of these common shares by Aspire Capital.

Balance Sheet Overview

At September 30, 2015, the Company had approximately $2.0 million in cash, cash equivalents and restricted cash, and approximately $1.8 million of working capital, with no long-term debt. Common shares outstanding at September 30, 2015 totaled 18,523,453.

Commercial Nuclear Energy Market Opportunity

The commercial nuclear energy industry is projected to grow rapidly at a time of rising global demand for reliable, carbon-free, base load electric power. There are currently 436 operable civil nuclear reactors in 30 countries around the world, with 67 reactors under construction and 488 on order, planned or proposed, according to the World Nuclear Association. By 2040, the International Energy Agency projects a 58% increase in nuclear capacity from a combination of power uprates and reactor construction. While some older reactors are closing in the U.S. and Europe, the global market is growing.

For a detailed description of the value proposition of Lightbridge fuel technology, including projected incremental annual net operating cash flows and return on investment for a nuclear power plant operator using Lightbridge fuel at various wholesale electricity prices, visit http://bit.ly/1jLXpoY. The advantages of Lightbridge's metallic fuel design have been confirmed in independent third-party analyses. These reports, which include a peer-reviewed article published in Nuclear Technology and reports by Siemens, are available for download at http://ir.ltbridge.com/.

2015 Third Quarter Conference Call

Lightbridge will hold a conference call and webcast on Thursday, November 5, at 11 a.m. ET to discuss the Company's 2015 third quarter results and to provide an update on recent corporate developments.

Interested parties can access the conference call by calling 888-632-3384 for U.S. callers, or +1- 785-424-1675 for international callers. The call will be available on the Company’s website via webcast at http://ir.ltbridge.com/events.cfm. The conference call will be led by Seth Grae, President and Chief Executive Officer and other Lightbridge executives will also be available to answer questions. Questions may also be submitted in writing before or during the conference call to ir@ltbridge.com.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight December 5, 2015, and can be accessed by calling: 800-388-9074 (U.S. callers) or +1- 402-220-1117 (international callers) and entering conference ID: LIGHTBRIDGE.

About Lightbridge Corporation

Lightbridge is a nuclear energy company based in McLean, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future nuclear reactor systems. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

The advantages of Lightbridge's metallic fuel design have been confirmed in independent third-party analyses. These reports, which include a peer-reviewed article published in Nuclear Technology and reports by Siemens, are available for download at http://ir.ltbridge.com/. The indicated benefits of Lightbridge’s fuel include:

  A 1,000°C reduction in average fuel operating temperature, compared to conventional uranium dioxide pellet fuel, resulting in dramatic safety improvements;

  Improved heat transfer and fluid flow, increased structural strength, and improved performance during accidents and transients (changes in reactor coolant system temperature and/or pressure attributed to a change in the reactor’s power output)

  10% more power and longer fuel cycles or up to 17% more power with the same fuel cycle length for existing pressurized water reactors (PWRs);

  Increased revenue and improved profit margins for existing nuclear power units;

  Up to 30% more power with the same fuel cycle length for new build PWRs;

  Lower total levelized cost per kilowatt-hour for new build reactors;

  Increased competitiveness of nuclear power versus fossil and renewable energy sources.

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Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company’s entry into agreements with nuclear fuel manufacturers and the timing thereof, the potential impact of the U.S. Clean Energy Plan and similar regulations, the Company’s anticipated financial resources and position, the Company’s product and service offerings, the expected market for the Company’s product and service offerings, the Company’s intent to restate certain historical financial statements and the timing and impact of any restatement. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; the risk that additional information may become available in preparing and auditing the restated financial statements which would require the Company to make additional corrections; the cost, time and effort required to complete the restatement of the financial statements; and the ramifications of the Company’s potential inability to timely file periodic and other reports with the SEC, as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman
Crescendo Communications, LLC
Tel. +1 855-379-9900
ltbr@crescendo-ir.com